EXHIBIT (12)
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                                            THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            =============================================
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                          -------------------------------------------------
                                                         Millions of Dollars

                                                                                                                    Three Months
                                                                      Years Ended June 30                           Ended Sept. 30
                                                          -------------------------------------------------         --------------
                                                          1991       1992       1993       1994      1995           1994     1995
                                                          ------     ------     ------     ------    ------         ------   ------
EARNINGS AS DEFINED
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  Earnings from operations before income taxes
     after eliminating undistributed earnings
     of 20% to 50% owned affiliates                       $2,652     $2,870     $  294     $3,307    $4,022         $1,239   $1,246

  Fixed charges excluding capitalized interest               435        584        631        569       571            142      145
                                                          ------     ------     ------     ------    ------         ------   ------

     TOTAL EARNINGS, AS DEFINED                           $3,087     $3,454     $  925     $3,876    $4,593         $1,381   $1,391
                                                          ======     ======     ======     ======    ======         ======   ======


FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense                                        $  395     $  510     $  552     $  482    $  488         $  119   $  123
  1/3 of rental expense                                       40         74         79         87        83             23       22
                                                          ------     ------     ------     ------    ------         ------   -------
                                                             435        584        631        569       571            142      145
  Capitalized interest                                        17         25         25         19        23              3        1
                                                          ------     ------     ------     ------    ------         ------   -------
     TOTAL FIXED CHARGES, AS DEFINED                      $  452     $  609     $  656     $  588    $  594         $  145   $  146
                                                          ======     ======     ======     ======    ======         ======   ======

     RATIO OF EARNINGS TO FIXED CHARGES                      6.8        5.7        1.4        6.6       7.7            9.5      9.5
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